September 28, 2012

Plaster Caster, Inc.
Board of Directors
1000 Country Club Road
Ann Arbor, MI 48105

RE:    Plaster Caster, Inc. Registration Statement on Form S-1

Gentlemen:

I have been retained by Plaster Caster, Inc., a Michigan corporation (the "Company"), in connection with the Registration Statement (the "Registration Statement"), as amended, on Form S-1, to be filed by the Company with the U.S. Securities and Exchange Commission relating to the offering of 178,000 shares of the common capital stock of the Company, par value $0.0001, to be sold by various shareholders at a fixed price of $0.15 per share. You have requested that I render my opinion as to whether or not the securities issued and addressed in the Registration Statement have been validly issued, fully paid, and non-assessable.

In connection with the request, I have examined the following:

1. Certificate of Incorporation of the Company;
2. Bylaws of the Company;
3. The Private Placement Memorandum dated
4. Each subscription agreement by the selling shareholders;
3. The Registration Statement; and
4. Unanimous consent resolutions of the Company's Board of Directors.

In my  examination,  I have  assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, and conformity with the originals of all documents submitted to me as copies  thereof,  and I have made no independent  verification of the factual matters as set forth in such documents or certificates. In addition, I have made such other examinations of law and fact as I have deemed relevant in order to form a basis for the opinion hereinafter expressed.

Based on the above examination, I am of the opinion that the 178,000 shares of the common capital stock of the Company being registered pursuant to the Registration Statement have been validly issued, fully paid and non-assessable under the corporate laws of the State of Michigan.

This opinion is based on Michigan general corporate law, including statutory provisions, applicable provisions of the  Michigan  constitution  and  reported judicial decisions  interpreting  those laws.  I express no opinion, and none should be inferred, as to any other laws, including, without limitation, laws of any other state.

The opinions set forth herein are subject to the following  qualifications: (a) I have made no independent  verification of the factual matters as set forth in the documents or certificates reviewed, and (b) the opinions set forth herein are limited to the matters  expressly set forth in this opinion  letter,  and no opinion is to be implied or may be  inferred  beyond the  matters  expressly  so stated.

I consent to my name being used in the Registration Statement as having rendered the foregoing opinion and as having represented the Company in connection with the Registration Statement.

Sincerely,

/s/ William Robinson Eilers
William Robinson Eilers, Esq.